UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  June 13, 2009

Gulf Resources, Inc.
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

000-20936 (Commission File Number)	13-3637458 (IRS Employer Identification No.)

Chenming Industrial Park, Shouguang City, Shandong, China 262714
(Address of principal executive offices and zip code)

+86 (536) 567-0008
(Registrant's telephone number including area code)

(Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On June 13, 2009, the Board of Directors of the Company by unanimous written consent appointed Ya Fei Ji as a director of the Company.  The Company and Mr. Ji have agreed that he will receive options to purchase 100,000 shares of the Company’s common stock at an exercise price of $1.20 per share for his first year as a director with the Company.

Mr. Ji graduated from East China University in 1992 with a Master’s degree in Fine Chemicals. From 1992 through 1996, Mr. Ji worked as an assistant researcher at the Drug Research Institute of Anhui Province. Mr. Ji taught and conducted research at the China University of Mining and Technology (Beijing) from 1996 until 2001, where he became an Associate Professor in 1999 and received a doctorate degree in chemical engineering in 2001. From 2001 to 2003, Mr. Ji conducted post-doctorate research at the the Institute of Materia Medica, Chinese Academy of Medical Sciences and Peking Union Medical College. From 2003 to the present, Mr. Ji has taught and conducted research at the East China University of Science and Technology.  Mr. Ji has published over 40 articles and has applied for two patents.

Mr. Ji has no family relationships with any of the executive officers or directors of the Company.  The have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Mr. Ji had, or will have, a direct or indirect material interest.

Item 7.01.  Regulation FD Disclosure.

On June 18, 2009, Gulf Resources, Inc., a Delaware corporation issued a press release announcing the appointment of independent director Ya Fei Ji.  A copy of the press release is  furnished as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits:

No.	Description
99.1	Gulf Resources, Inc. Press Release, dated June 18, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gulf Resources, Inc.

Date: June 18, 2009	By:	/s/ Xiaobin Liu
	Name:	Xiaobin Liu
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Gulf Resources, Inc., Press Release, dated June 18, 2009